EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO-I

Brookfield Infrastructure Income Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

	Transaction Valuation	Fee Rate(1)	Amount of Filing Fee
Fee to Be Paid	—	—	—
Fees Previously Paid	$106,395.06	0.0001531	$16.29
Total Transaction Valuation	$106,395.06
Total Fees Due for Filing			$16.29
Total Fees Previously Paid			$16.29	(2)
Total Fee Offsets			—
Net Fee Due			$0.00

(1)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Order Making Fiscal Year 2025 Annual Adjustments to Registration Fee Rates (Release Nos. 33-11299; 34-100784 / August 20, 2024), equals $153.10 per million dollars of the value of the transaction.

(2)	The fee of $16.29 was paid in connection with the filing of the Schedule TO-I by Brookfield Infrastructure Income Fund Inc. (File No. 005-94459) on August 23, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—		—